Exhibit 99.1

Galectin Therapeutics Elects Dr. Marc Rubin

to its Board of Directors

Newton, MA – October 12, 2011- Galectin Therapeutics (OTC: GALT), the leading developer of galectin inhibitor therapeutic compounds to treat fibrosis and cancer, today announced the election of Dr. Marc Rubin to its Board of Directors, effective today. Titan Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development of products for the treatment of central nervous system diseases. Dr. Rubin, Executive Chairman of Titan Pharmaceuticals, replaced S. Colin Neill who resigned from Galectin Therapeutics’ Board, effective October 11, 2011.

“We are very pleased to have Dr. Rubin join our Board of Directors,” said James C. Czirr, Executive Chairman of the Board of Directors, Galectin Therapeutics. “Marc is a highly regarded executive with a wealth of drug development and business experience. His expertise will be invaluable as we execute our plan to commercialize our fibrosis and cancer compounds and enter into partnerships for sales and distribution.”

“I believe Galectin Therapeutics offers the potential to be the leader in developing and commercializing galectin-targeted drugs to treat fibrosis and cancer,” said Dr. Rubin. “I am excited to be a part of a team that is focused on developing novel compounds to treat unmet medical needs such as liver fibrosis, a disease with no current treatment option except liver transplantation. Galectin Therapeutics candidates have demonstrated the ability to arrest and reverse liver fibrosis in pre-clinical studies.”

About Dr. Marc Rubin

Dr. Rubin has served as President and Chief Executive of Titan Pharmaceuticals, Inc. (OTC: TTNP) since October 2007, and has been a Director since November 2007. Dr. Rubin previously served as Head of Global Research and Development for Bayer Schering Pharma, as well as a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma. Prior to the merger of Bayer Pharmaceuticals and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. From 1990 until August 2003, Dr. Rubin was employed by GlaxoSmithKline where he held positions of responsibility in global clinical and commercial development overseeing programs in the United States, Europe, Asia and Latin America. From 2001 through 2003, he was Senior Vice President of Global Clinical Pharmacology & Discovery Medicine. Dr. Rubin holds an M.D. from Cornell University Medical College, completed internship and residency in Internal Medicine at the Johns Hopkins Hospital, and fellowships in Medical Oncology and Infectious Diseases at the National Institutes of Health. Dr. Rubin also served on the Board of Directors of Medarex, Inc. until its acquisition by Bristol-Meyers Squibb in 2009, and currently serves on the Board of Directors of Curis Inc. (Nasdaq: CRIS), and The Rogosin Institute.

About Galectin Therapeutics

Galectin Therapeutics (OTC: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Anthony D. Squeglia, Chief Financial Officer, 617.559.0033, squeglia@galectintherapeutics.com.